Exhibit 99.2

SATCON TECHNOLOGY
Moderator: David Eisenhauer
03-22-07/9:00 a.m. CT
Confirmation # 3815944

SATCON TECHNOLOGY

Moderator: David Eisenhauer
March 22, 2007
9:00 a.m. CT

Operator:  Good day and welcome everyone to the SatCon Technology Corporation quarterly call for year ending December 31, 2006.  This call is being recorded.

At this time, I would like to turn the call over to your moderator, Mr. Dave O’Neil; please go ahead sir.

Dave O’Neil:  Thank you, (Marcia).  Let me first welcome all of you to SatCon Technology Corporation’s quarterly conference call.  My name is Dave O’Neil, I am the Vice President of Finance and Treasurer.  With me here today is Dave Eisenhauer, SatCon’s President and CEO.

Prior to commencing the call, I would like to take a moment to read our safe harbor statement.  The comments made in this conference call may contain forward-looking statements that involve a number of risks and uncertainties.

                                                For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements that may include the words believes, anticipates, plans, expects, intends, and similar expressions which are intended to identify forward-looking statements.  Important factors that could cause actual results to differ materially from those inferred by such forward-looking statements are set forth in the caption risk factors in SatCon’s annual report on Form 10-K for the year ended 12/30 — September 30, 2005 and in subsequently filed (form reports) on Form 10-Q, including the report for the quarter ended September 30, 2006.  These factors are included here in (right) reference.  Copies are available from SatCon upon request.

                                                Our annual report on Form 10-K for our year ended December 31, 2007 will be available no later than March 30, 2007.  This call is being recorded by SatCon and a replay of the call will be available on SatCon’s Web site for a period of two months.  This conference call and associated recordings belong to SatCon and is prepared for the benefit of our investors.  No unauthorized recording of this call or preparation of transcripts is permitted without the written consent — written permission of SatCon’s management.

Having finished with that now, let me turn the call over to SatCon’s President, David Eisenhaure; Dave.

David Eisenhauer:  Thanks Dave.  I would also like to thank you for joining us today.  These are exciting times for SatCon.  Our revenues are growing and our backlog is at the highest it has ever been, driven by a decision to focus on the growing market for alternative energy.

                                                At year end, our sales order backlog was $35 million, up 60 percent from our year end in 2005.  Not only has this focus created an increase in revenue, with our alternative energy revenues up 74 percent to almost $11 million, it has also energized the company around this important challenge.

At SatCon, we have always believed that there would be a significant transformation in how we generate, distribute, and use electric power in the future and that SatCon had the systems solutions to facilitate that change.  Today, we believe that shift is already starting to occur.  Why do we see that happening now?

Mainly for three reasons, first, because the electrical grid is broken, second, because there is a strong desire to reduce our dependence on foreign fossil fuels, and finally, because the environment has finally taken center stage as a critical concern for many people.  The problem is simply stated, the more people there are, the more energy we need to generate and the more conventional energy generation we create, the more global warming occurs.

                                                Our population is growing exponentially and the economies in India and China are doing the same.  Every eight days, a new coal fire plant goes on online in China to meet their growing power needs.  Coal is cheap, at least right now, and coal is plentiful, but, coal is also dirty.  Like coal, oil is also dirty and may seem cheap even at today’s prices.

                                                However, neither of these fuels is truly cheap if you include the environmental cost of their pollution or the human cost of fighting laws for energy.  So what’s the answer?  Basically, we need to reduce our appetites for fossil fuel consumption by increasing our energy efficiencies and the use of alternative energy solutions.  What that means for SatCon is an opportunity to participate in a global and important challenge in a rapidly growing market opportunity.  How?  Through our systems engineering experience and our line of inverters and controls.

                                                Right now, real people are putting real money into alternative energy installations worldwide.  And according to economists and analysts predict the clean energy business will grow by 20 to 30 percent a year for the next decade.  And according to a clean (edge) market report, the market for clean energy will be over $225 billion by the year 2016.  Our strategic approach for this alternative energy opportunity has four key elements.  The first is to leverage our technical breadth.

                                                We are entering the market through our affordable (tact) inverter line, but we can work with any power generation source and have.  And we will continue to use government R&D funding to supplement technology development.  Second, we will achieve commercial scale quickly.  We are already building our supply chain, reducing cost and increasing volumes.  Third, we will partner with other companies and build off this strategic position technology or markets.  Four, we will do it globally.  Right now, SatCon owns some 60 percent of the U.S. market and commercial size affordable (tact) inverters.

                                                And though the U.S. market is large and growing, the markets in Europe, China and India are even larger.  Our successes in the U.S. markets coupled with a larger and rapidly growing global market are why we focused our sights on the alternative energy market and environmental need to reduce global warming.  As a result, we had another strong quarter in revenues and our backlog is at an all time high of $35 million, up 60 percent compared with the same time a year ago.  Orders on hand in our stationary power systems business were up $16 million, over 100 percent compared with $8 million a year ago.  The renewable energy portion of that backlog is approximately $5 million, compared to just over $2 million one year ago.

                                                This growth in renewable energy revenue from $6.1 million in 2005 to $10.6 million in 2006 and in backlog orders of over 100 percent are indicative of the successes we are having with a shift in focus to our power management and energy architecture solutions for the alternative energy and distributed power markets.

                                                To capitalize on our successes to date and to accelerate our global expansion, we recently entered into a strategic collaboration with international master technologies, (I Tech) to establish a SatCon presence in Spain to serve the expanding European alternative energy market.  This alliance will help expand our opportunities in (photobul tax) systems as well as hybrid systems that use wind, solar, and other alternative energy sources.  We expect this new endeavor will rapidly complement and expand our existing revenues and backlog.  We are — we are all pleased that our strategic shift toward our alternative energy business has so quickly resulted in a 75 —

                                                four percent revenue growth in this product line driven by 120 percent gains in revenues from solar inverters.

                                                Our solar inverter revenues were up 230 percent to $3.3 million for the quarter and for the year end were up 120 percent to $8.8 million.  This growth has been driven by our superior product offerings, strong customer service, and expanding relationships with the leading suppliers of systems integrated in the commercial solar market.  And this growth of alternative energy revenue is complemented by growth in our high reliability electronics and continued sales of hybrid vehicle and distributed power technologies.

I would now like to turn the call back over to Dave O’Neil to review the financial results for the quarter and year end.

Dave O’Neil:  Thanks David.  As many of you are aware, we have changed our fiscal year end to December 31st from September 30th, so the information that we’ve been talking about here compares both our quarter and year end results as of December 31st, our new fiscal year.

Revenues for the fourth quarter ended December 31, 2006 were 9.6 million compared to 7.1 million for the fourth quarter of 2005, an increase of over 35 percent.  Revenues in our stationary power systems business grew 144 percent to 4.4 million for the quarter compared with 1.8 million in the fourth quarter of 2005.  Driving that growth were increases in alternative energy products of over 180 percent to 3.4 million compared to 1.2 million in 2005.

                                                In addition, our applied technology division recorded growth of over 36 percent to 1.5 million from 1.1 million.  And our electronics division recorded a modest growth of four percent to 2.7 million compared to 2.6 million in the fourth quarter of 2005.  These increases were offset by revenue decreases associated with the sales and (mothballing) of non-strategic product lines from our former (Worcester) facility.  This revenue growth reflects the results of the company’s efforts to focus on higher margin products and products targeted at the alternative energy and distributed power markets.

                                                Operating losses for the fourth quarter of 2006 were 4.5 million as compared to 1.2 million in the same period of 2005.  This increase in losses is primarily attributed to non-cash (write downs) of assets and facility closing costs of approximately 1.6 million.  In addition, in 2005, we recorded a gain on the sale of our (shake) a product line of approximately 1.4 million.

                                                We also include — increased our direct investment in R&D and SG&A for product and market development for the alternative energy and electronic markets by approximately 600,000.  Our legal and other SG&A costs increased approximately 200,000, and in addition we showed an increase in gross margin of approximately 700,000 due to volume.

                                                As Dave Eisenhauer noted earlier, our sales order backlog defined as firm purchase orders from customers for future delivery has not only increased over 60 percent to over 35 million, but has increased across all of our business units.  Our stationary power systems division leads the growth with increases over 100 percent to 16 million, followed by increases in our applied technology business unit of over 80 percent to 7.6 million, in our electronics business unit, 14 percent increase to over 7 million.  This increase to our backlog provides some insight into the business levels for the next year.  Over 90 percent of that backlog will be shipped to our customers during 2007.

                                                In addition, we continue to book new orders each quarter with the positive sales audit to revenue ratio for the past seven quarters.  Revenues for the year ended December 31st were 33.8 million, comparable to prior year revenues of 33.9 million.  Revenues in our stationary power systems business grew 44 percent to 14.1 million with an increase in alternative energy products of 74 percent to 10.6 million compared to 6.1 million in 2005.  Our electronics business grew by ten percent to 10.2 million.  These increases were offset from revenue decreases in technology development in the sale of or elimination of non-strategic product lines.  Operating losses for the year 2006 were 14.8 million as compared to 9.5 million in the same period of 2005.  This increased (loss) is again attributed to increased R&D and SG&A associated with the product and market development for the alternative energy and electronics market of approximately 2 million.  We also experienced increases in legal and Sarbanes-Oxley readiness cost of 600,000.

                                                In addition, included in this increase are stock based compensation charges, non-cash, of approximately $1 million in 2006, versus virtually zero in 2005.  Also, in 2005 our results of operations included a one-time gain on the sale of our shaker  product line of approximately 1.4 million.  We also recently completed the closing of our Worcester facility, reducing our corporate square footprint by a net of approximately 25 percent.  To close that facility, we incurred approximately 300,000 of cash and 1.3 million of non-cash charges primarily in our fourth quarter.

                                                As previously announced, this closing is expected to result in a reduction of the annual overhead expenses of approximately $3 million (off) 15 percent.  Cash used in operations during the fourth quarter was $1.8 million; we ended the quarter with 8.3 million in cash.

I’ll now turn the call back over to Dave for some closing remarks before we open the call for questions, Dave.

David Eisenhauer:  Thanks Dave.  As you can see, we have taken steps to align our organization with our revenue growth initiatives.  As an indication of our commitment to the growth prospects and renewable energy and distributed power and electronics, approximately 70 percent of our employees and 60 percent of our facilities are now dedicated to these faster growing businesses.  Although we continue to maintain our traditional lines of products and technologies, we have eliminated some products that were losing money and some that were non-strategic.

                                                We have also increased our efforts at technology developments in the alternative energy field and have turned our strategy into one that is much more market pull rather than technology push.  I think that our 60 percent increase in backlog, the $35 million, and our 74 percent increase in alternative energy revenues is a strong indication that our strategy is meeting with success.  We have also established relationships to expand our sales of service into the growing European market, an initiative that I hope to be reporting on in the near future.

As of this time, I’d like to open the call to any questions.

Operator:  Thank you.  At this time if you would like to ask a question, please press the star and one on your touch-tone phone.  You may withdraw your question at any time by pressing the pound key.  Once again if you would like to ask a question, please press the star and one on your touch-tone phone; one moment please while we queue.

                                                We’ll take our first question from Philip Shen with Ardour Capital; go ahead please.

Male:  Hi Philip, thank you for joining us today.

Philip Shen:  Good morning, how are you?

Male:  Very well.

Philip Shen:  So, my first question is about the stage one contracts for $2.7 million.  I was wondering if you could give me an update on that.

Male:  Phil, could you be able to clear on stage one contracts with $2.7 million please?

Philip Shen:  In the release from November 30th ‘06 you indicated that you would — were awarded a $2.7 million contract for energy storage and build (resystem) and it’s scheduled to be delivered June ‘07.  I was just curious to see if ((inaudible)) track for that project.

Male:  I certainly am well aware of the project.  The project is on schedule, we’re working very closely with the customer.  We are providing — all of the materials are on order and we will be providing the units on the — on the schedule given.  So, the expectation is that the program will continue on, it’s a very good program and a good technical challenge for us, so the project continues on.

Philip Shen:  OK, great.  And you anticipate revenue to be recognized in June, is that correct?

Male:  There’s some revenue to be recognized as we do our engineering.

Philip Shen:  OK.

Male:  As ((inaudible)) in the schedule, I think starts in June as units of the ((inaudible)) there’ll be recognition of that revenue at that time.

Philip Shen:  OK and about the recent announcement of the agreement with international master technologies, is there any more color that you might be able to share with us regarding progress with solidifying the MOU and with — into a more definitive contract or relationship?

Male:  Well, we’re working on that all the time.  We’ve known these people for a while — for a while and are quite impressed with them.

Philip Shen:  Yes.

Male:  Obviously there are markets beyond North America we have had very strong success in our (portable tack) business in North America with our industrial (grade) inverters we think there’s an opportunity to expand and build on that in Spain and other European countries.  These people are very well connected, they are in, you know, there are a number of opportunities for us to do that.  But, clearly we want to bring our products and services into that — into that market and we are looking at all ways to do that quickly and efficiently.

Philip Shen:  OK.  And recently (Power Ly) was acquired by Sun Power and, you know, given that they have a lot of inverters themselves and there is a third of vertical integration as the solar industry and many of these other alternative energy industries develop.  How do you plan on maintaining your competitive position and preserving your lead?

Male:  Well, we maintain our competitive position by trying to have the best products, which we think we do in this marketplace and providing excellent service to our customers.  You know, we’ve been — we’ve been quite pleased with our relationship with (Power Ly) we think that’s quite a (symbiotic) one.  We expect that to continue.  We think, you know, in the performance area our inverters have the best efficiency in the marketplace and we continue to improve on those.  They are quite a reliable robust product and we think that our product speaks for itself in the marketplace.  And, you know, we think consolidation in this industry is good and, you know, other parts of the industry make themselves more efficient is ultimately good for everyone.

Philip Shen:  OK and how would you characterize the risk of SunStar bringing in their own line of inverters?

Male:  Well ultimately, you know, the market is driven by efficiencies.  We believe we have an excellent product, we try to be very responsive to our customers’ demands and, you know, we hope to prevail in that and that with, you know, every decision that every company makes is a big — (make by) decision and we want our customers to always lean in the way in the buy direction.  And we want them to do that because they get better value for us and a better product than they can by doing an (alternative) internally and we hope to continue that and have success with that.

Philip Shen:  OK and shifting gears a bit to the backlog, I wanted to get a sense for if you could look at this on an average or aggregate basis, how long does it take for the average order to make its way through the system?

Male:  Well, as Dave said, 90 percent of our backlog was shipped within the next 12 months.

Philip Shen:  OK.

Male:  It depends on the — on which orders, some of the large industrial orders take, you know, three to — six to nine months to make their way through the system.  The alternative energy orders, the (affordable tact) orders are, you know, 12 weeks or less.  They ship much faster, much quicker turns.

Philip Shen:  OK.

Male:  So, you know, as you’ll notice that a small — much smaller percentage of our backlog is in the alternative energy area than our revenues, our revenues are about a third in that area whereas our backlog it’s about 14 percent of our backlog.  And that’s indicative of that, you know, that it comes in quicker and ships quicker.

Philip Shen:  Right — right.

Male:  … business in that area that will happen during the next year that doesn’t appear in our backlog at this time.

Philip Shen:  OK and now to just a few housekeeping questions.  What was the cash (burn) for the most recent quarter?

Male:  $1.8 million.

Philip Shen:  OK and what do you anticipate that being for the subsequent quarters like Q1 …

Male:  The cash — the cash (burn) going forward depends a lot on — on a lot of things, how much product we ship, how much inventory we have.  Historically, we have used a lot of cash for new product development and new market developments and we think that’s been very successful.  The last couple of years, we’ve positioned ourselves very well.

Going forward, our principle need for cash is going — is going to be to finance our receivables and inventory, basically working capital.  And we’re actively looking at ways to finance that other than using our own cash going forward.

Philip Shen:  OK and do you have a sense for what SG&A might look like for Q1 ‘07?

Male:  Let’s see, I think the most recent quarter pull up is a pretty good indicator of our level of SG&A.

Philip Shen:  OK.  Good and what about revenue and R&D?

Male:  Well, we’re — we’re not going to make forward projections about revenue, you know, it’s a little lumpy based on when customers ask for their deliveries, you know, that’s a little beyond our control.

Philip Shen:  Right.

Male:  However, you know, if you look at our increases in backlog …

Philip Shen:  Yes.

Male:  … I think that’s a very good indication of what we may see in revenue going forward.  And, you know, we don’t see a let up in the demand for these products and we, you know, are very hopeful that our backlog will continue to grow.

Philip Shen:  OK, good and R&D?

Male:  R&D, we will continue to invest in R&D.  Again, the profile of our last two quarters of R&D would — is a level of investment we will — we will continue.  But, we have no major R&D projects in front of us.

Male:  Just as an aside, you know, historically we’ve been able to get a lot of R&D of our R&D expenses covered by U.S. Government research programs.  I mean, the U.S. Government is the biggest venture capitalist in the United — in the United States.  Probably in the world they spend about $80 billion of external R&D annually.

And we’ve been very successful in getting that and doing some of our basic research, especially in the basic technologies like silicon carbide where we believe we’re one of the leaders, if not the leader in the development of silicon carbide technology which will be the next generation of semi-conductors which will really revolutionize (soluble tact), inverters and other products.  And very quickly, it will cut the losses in those — in those devices in half.

Philip Shen:  Yes.

Male:  I would — I would estimate, you know, over the, you know, SatCon’s history as a public company we’ve got well over $100 million in R&D funded by the U.S. Government.  We continue — we expect to continue to do that and that’s very helpful to us and it gives us a significant competitive advantage over foreign competitors and, you know, others who aren’t able to do that all on shore.

Philip Shen:  Well, thank you very much for your time.  I appreciate the answers to the questions.

Male:  Thank you for the questions and thank you for joining us.

Male:  Yes, thanks Phil.

Philip Shen:  OK.  Bye now.

Male:  Bye, bye.

Operator:  Thank you.  We’ll take our next — we’ll take our next question from Mike Schwark with AG Edwards; go ahead please.

Male:  Hi Mike; nice of you to join us again to this — this quarter.

Mike Schwark:  Good morning David and David.  I have a couple of quick questions and then one follow-up.  The first one is of your alternative energy revenues, how much — can you tell us how much of that is currently solar?

And then, the — after that, when you’re talking about six — having about 60 percent of the inverter market in the solar biz, do you have some projection what you expect to happen with that number, expectation or goal as far as that goes, keeping about 60 percent going up going down?

Male:  Let me try to answer the first question.  Mike, it was over approximately 90 percent of our revenues that we classify as alternative energy is solar, OK?

Mike Schwark:  OK, thanks.  Thank you.

Male:  And the second question had to do with market size.  I don’t have the data in front of me but the solar inverter market is expected to grow exponentially over the next five years.

Male:  I mean the — for the projections by 2016 is that the market for solar inverters worldwide will go to — grow to approximately $16 billion, that’s for solar systems.  You know, we have 60 percent of the market for industrial (PV) inverters which is 30 kilowatts and above.

Mike Schwark:  Right.

Male:  Clearly we would like to maintain a dominant position in that.  We’re currently upgrading our inverter line and our technology there.  Ultimately we will move to things like silicon carbide which will be a substantial increase in performance.  And we want to do that globally, I mean in — there are countries in the world where the solar opportunity has just barely scratched the — scratched the surface, in India, China, Africa, and other places.  And, you know, we believe we have an excellent engineering team, we have an excellent manufacturing team, we’re in the position to market worldwide and we’re going to do everything we can to maintain our lead there and we think we’re well positioned to do that.

Mike Schwark:  OK, thank you.  I had — the final one will allow you to chit-chat a little bit.  But, there was an analyst that came out with a report just recently and it says — and I’m quoting from his report very briefly.  In a report dated April of ‘01, the department of energy estimated the U.S. portable (tack) market grew at an annualized rate of approximately 15 to 20 percent over the prior 25 years.  And then, it goes on to say recent indications are that demand has waned.  Now, that seems counter to everything I hear.  Do you have a comment as far as where, I mean, does that person have it backwards or can you give me any insight?

Male:  There has been in the last year, (also) a slowing in growth in (portable tacks) due to a lack of panels.  You know, the things that actually make the electricity from the sunlight.

Mike Schwark:  Right.

Male:  So, there’s been a slowing down of ((inaudible)) basically the demand has overtaken the production.  There is a tremendous number of opportunities both on shore and off shore.  But, people are spending an awful lot of money in putting in increased capacity in (portable tack) panels.  I mean, if you read solar buzz and some of the other things you’ll know who those guys are.  I mean, so I think as soon as the — the need for (portable tack) panels is filled, I mean that’s going to — I think that trend, which I think is a relatively near term one is going to — is going to reverse itself.

                                                I mean, there’s a — solar is a really nice solution.  You get a — you get a kilowatt of sunlight and every square meter and current (portable tack) technology lets you convert that to electricity at about 20, 25 percent efficiency.  And you can (site) it ((inaudible)) if you’ve got an empty field you can (site) it pretty much anywhere.  I mean, it’s not like some of the other technologies like, you know, wind and (low head hydro) and other things that are more limited in this in my opinion, in the (siting) possibilities.

                                                If you took — if you took an area out in the desert somewhere in the southwest of the United States, it was 20 miles by 20 miles, you know, a good size — a good size western town and you fill that with a current technology (portable tack) modules, you could fulfill all the electrical demands of the United States with that one (splotch) of (portable tack) panels.  So, I think it’s a — I think it’s a — an (enormously) good technology, it’s clean, it’s easily (siteable) in areas that I’m conducive to residential growth.  And, you know, while there is — there has been in the last year, a slow down, we have seen growth in our business section — sector despite that.  And I think with the coming online of increased solar panel productions that the trend is going to reduce — reverse itself.  But, you know, what he — what he says is for the (short-term), true.

Mike Schwark:  So, when he says recent indications are that demand has waned, I mean isn’t it more like supply has been a problem or supply of the (silicon) has been the problem?

Male:  That’s the way I would — that’s the way I would (work).

Male:  We agree with you that we have not seen a waning of demand at all.  Our demand on our (portable tack) inverters continues to be strong.

Mike Schwark:  OK, well that’s what I thought.

Male:  English is a difficult language.

Mike Schwark:  That’s for sure.  I have one other thing to ask actually, just a little follow-on and that is if you have time on the call, could you talk a little bit more about the silicon carbide technology?  Just for those of us that aren’t totally up to speed on that new wave that’s coming?

Male:  Yes, we can talk a little — a little bit about that.  You know, the government has been (funding) — put a lot of money, hundreds of millions of dollars into silicon carbide technology over the last ten years or so.  Basically in making the basic, basic materials.  On the advantage of silicon carbide, is that it — you can get a much, much more energy and power out of a given volume of semi-conductor space.

And basically these — all these semi-conductors have very, very high speed switches that, you know, turn DC into AC and DC into higher voltage DC and do other kinds of transformations.  These alternative energy systems are going to have boxes in them full of semi-conductors that aren’t in the current power systems.  And there are things like (called) inverters or converters, (via) compensated.  Silicon carbide has physical properties that allow it to run at much higher temperatures than (silicon) to allow it to be much more robust, to allow it to switch — to switch much faster.

And ultimately that results in the — a smaller systems that are significantly more efficient and consume less energy in their operation.  SatCon has been a leader and we think the leader in taking those new (silicon carbine ships) and turning them into a prototype products, actually in the application engineering of these.  I mean, we think, you know, the first application of that is going to be in things like — very high end things like satellites and military systems.

But, as soon as the marketplace begins to bring the cost down in those products, we think those silicon carbide products are going to move very quickly into applications like wind inverters, (solable tack) inverters, and other things.  And then, ((inaudible)) increase the practicality and the efficiency of those devices, and ultimately that technology will move into things like electric automobiles.

In fact, maybe the enabling technology for electric automobiles because the real electric and hybrid automobiles because the real driver there is the cost of the — the cost of the electronics and that — its robustness in the high temperature high (variation) environment which are things that silicon carbide ((inaudible)) wide gap — wide (ben gap) materials are extremely good at.

Mike Schwark:  Have you guys come out with any forecast as far as when the development of silicon carbide and how quickly it’ll come around to being used?

Male:  Well, it’s being used right now for high end application.  So there are — for devices available in the marketplace, we put it in some of the — we have a — our electronics business sells into the (space cramp) market, some of their components incorporates silicon carbide today.

You know, predicting the future is hard because the real issue is when does this stuff become cheap enough so it can make it in the marketplace?  But, you know, there is the growth and alternative energy will create the demand, it will create the economic forces to drive that cost down.  And, you know, we’re working with quite high power devices today and building our real components today.  And it is certainly something that’s going to happen in the foreseeable future.

Mike Schwark:  OK, thank you both.  I appreciate it.

Male:  Yes, thanks a lot.

Male:  Thanks a lot.

Operator:  Thank you.  We’ll take our next question from Minh Do with Altair Capital; go ahead please.

Minh Do:  Hi Dave, congratulations on the great result.

Male:  Yes.

Male:  Thank you.

Male:  … have you with us today.

Minh Do:  Thanks.  Can you talk a little bit about your targets for reaching profitability?

Male:  You know, we haven’t been giving any real guidance on that going forward.  We’re going to — we understand we’re going — we’re going to do that as quickly as we absolutely possibly can.  The key to us reaching profitability is that increasing — is increasing our revenues and our backlog in the case that that’s happening quite quickly you can project, you know, our backlog growth that will result in revenue growth and that leads us directly there.

We see no real slacking off in the growth that’s happening in demand in this sector so we’re quite hopeful.  We are going to continue to do the things we need to do, you know, we’ve ((inaudible)) cost substantially over the organization, have reduced some — we’ve eliminated — reduced and eliminated some of our space that was dedicated to non-productive and non-growth product lines.  We’ve invested — we’ve invested in R&D, we’re expanding worldwide and taking costs out of our products.  So, we’re doing all the things that are needed ((inaudible)) that we will get there as quickly as we possibly can.

Minh Do:  OK and — I mean I guess just given the high level backlog that you have, do you have pretty good visibility of that, of getting to those goals?

Male:  I think — I think, you know, at this point in time we much rather under promise and over deliver, so we’ll leave those calculations to others.  I think if you look at our financials and project our backlog you could probably quite quickly come up with some estimates that would be reasonable and on your own.  Going to hold off on that and we’ll — I’ll try to stick with what we can absolutely predict.

Minh Do:  Great.  Thanks a lot guys.

Male:  Thank you, Minh.

Operator:  Thank you.  We’ll take our next question from Michael Superczynski, a private investor; go ahead please.

Male:  Mike, how you doing?  I haven’t seen you for a while.

Michael Superczynski:  Hey Dave, I’m doing pretty good; how are you doing?

Male:  … catching some (stripers).

Michael Superczynski:  Well, I haven’t gotten any down here in a day but hopefully you’re doing better up there in the harbor.  It’s interesting to hear you talk, and of course I ((inaudible)) going for a long time.  I had a couple of quick questions about your revenue.  What percentage of your revenue is domestic versus foreign?

Male:  Primarily it’s — primarily it’s on shore now.  I would …

Male:  About 90 percent.

Male:  90 percent is domestic.

Michael Superczynski:  OK.  It — and along those lines again, what percentage of the revenue is government versus commercial?

Male:  … change from a year ago.  You’re still there Mike?

Michael Superczynski:  Yes, I’m here.  Are you — are you guys there?  Dave?

Male:  We’re experiencing technical difficulties, Mike.

Michael Superczynski:  Oh, I see.  Did you hear my question?

Male:  ((inaudible)).

Operator:  This is the Operator and pardon the interruption.  Mr. Superczynski, what I’m going to do is I’m going to release you from the Q and A and we’re going to see if that helps us be able to hear the speakers.  If you have any more questions then queue back up, OK?  Hold on, just a moment.

Michael Superczynski:  OK.

Operator:  Mr. O’Neil, Mr. Eisenhauer, are you there now?

Male:  Yes.

Male:  We’re here.

Operator:  OK, for some reason while Mike was on the phone we couldn’t hear you.  So, you might want to try answering his question now.

Male:  Mike, you asked the question about how much was — how much government and how much was foreign sales.  Our government sales right now are about 20 percent, it’s mostly government R&D for things like silicon carbide development and other things that we have going on.  We have about ten percent international sales right now, that’s something we’re working (on) to grow.  We — although we only have ten percent international sales, we do have products, especially in the industrial area that we’ve sold into most of the, you know, industrial world.  We’ve got products in South America, in Europe, in Asia and quite broadly distributed.  Hope that — hope that helps.  If it doesn’t, give us a call and we’ll try a direct one on one.

Operator:  Once again if you would like to ask a question, please press star one on your touch-tone phone.  We have Michael Superczynski again; go ahead sir.

Michael Superczynski:  Hello.

Male:  Hi Mike, did you hear — did you hear our answer?

Michael Superczynski:  I did hear your answer, yes it was clear.  I don’t know what the problem was.

Male:  I’m sorry about that.

Michael Superczynski:  It turned out just fine.  So, that’s not an issue.  What the other question I have, and of course the final one is what’s the situation on your debt, both long and short-term?

Male:  We have, I think you’re probably aware that we fund a (convertible conventure) back in July of ‘06.

Michael Superczynski:  Right.

Male:  We are paying that down over time and expect to pay (any) other shares (our cap) have that option to do that over time also.  We’ve — so we’re working it and we have it in our sights.

Male:  Yes, I mean we took that debt on because we saw — we had a significant opportunity to take on a large volume of work in the (PV) inverter area.

Michael Superczynski:  Yes.

Male:  And we really needed that money to have the working capital in order to take that — take that on.  You know, going forward we’re going to try to finance our working capital.  But in the short-term, our choices were, you know, we basically needed to take that debt on.  I think, you know, given the growth in the alternative energy area and the (portable tack) inverters specifically that that was a smart decision to do that at that time.  We produce quite a nice line of those inverters up in Burlington, Ontario and if you find yourself up in the Toronto area, give us a call, we’ll give you a tour.

Michael Superczynski:  Great — great.  Well thanks a lot guys and good luck in the future and good luck fishing, Dave.

Male:  Yes, we’ll — I’ll do my — I’ll do my best if you’re up this way, stop in.  We’ve moved since you were here last and love to show you around.

Michael Superczynski:  Great Dave, thank you very much.

Male:  Thanks Mike.

Male:  Thanks Mike.

Michael Superczynski:  … bye now.

Operator:  We’ll take our next question from Don Slowinski with Winslow Asset Group; go ahead please.

Don Slowinski:  Good morning gentlemen.

Male:  Morning.

Male:  Good morning, Don; nice to have you with us today.

Don Slowinski:  How are you all doing?  I actually got dropped off so I hope I’m not asking a question that’s already been asked, but I had to queue back in.

Male:  No problem.

Don Slowinski:  I’m trying to get a — just a handle on the market size.  Now, solar buzz, which is a company that puts out a lot of information about the …

Male:  I’m familiar with them.

Don Slowinski:  Yes, they put out a press release Monday that the worldwide market grew at 19 percent and production last year worldwide was 2,200 megawatts up from 1,700.  They talked about the U.S. market growing at 33 percent as a breakdown.

Male:  That’s pretty consistent what everybody think — what everyone thinks.

Don Slowinski:  OK.  So if you look at — now if you look at the market size though, you said that about 90 percent of what you reported was that inverter — that’s ((inaudible)) business and you have 60 percent of the market.  So, my math would indicate to me that the total market size right now, last year in the U.S. was only $16 million.

Male:  … 90 percent (please)?

Don Slowinski:  You were asked previously on the call about the breakdown of if you look at your alternative energy business …

Male:  Right.

Don Slowinski:  … what portion of that …

Male:  Yes, well right now …

Don Slowinski:  Your alternative energy business was $10.6 million last year, and then you were asked earlier on the call, what percentage of that is the actually, the inverter business, you said about 90 percent, is that right?

Male:  Yes, I think — I think what people — what people look at for the — for the (portable tack) business, the numbers I seen is — world — the worldwide market right now is somewhere in the area of 15, $15 billion total market, that’s expected by 2016 to grow to about $60 billion for the entire — the entire market.  The — in ((inaudible)) are someplace between seven and ten percent of that market.  However, the market is just starting up, Mike is the industrial (portable tack) converters which are 30 kilowatts and above that’s right now that’s a relatively small percentage of …

Don Slowinski:  That’s what I was trying to point out is what do you think the growth of that market, because obviously the market — the total market for (portable tack) is much larger than 16 million.  I was just taking your figure of 10.6 million for last year, 90 percent of that is about nine and a half million dollars and if you say you have 60 percent of that total market space, that would make the total market space about $16 million.  So that — so you’re saying not just the high end …

Male:  This is the high end, it’s the fastest growing portion of the market, we believe — and this is our own internal estimate that that portion of the market is going to grow from 60 to 100 percent a year.  That’s, you know, that’s the big installation, the big fields for the (portable tacks).

Don Slowinski:  OK.  Do you have any intention because there’s obviously a much larger market in the — in the smaller end, are you — are you targeting that or are you going to pretty much stick with the higher end?

Male:  Well, we’re looking at that right now.  I mean, from our point of view the margins are better in the high — in the higher end there’s more — there’s more opportunity for higher technology products in that end.  And it’s the fastest growing portion of the market.  We think worldwide, you know, where we’re putting — we’re talking out of our residential things we’re putting in, you know, micro grids for communities that that’s where the real growth is going to be.  And that’s the choice part of the market to …

Don Slowinski:  You guys are definitely headed in the right direction, the …

Male:  Now whether we go into the — into the low end of the market long-term or not we will see, we’ll look at that.  We get — we get a — we get a …

Don Slowinski:  You got to — you got to make money on it though.  I’m looking at your full year, I’m looking at — and just the product revenue side, just under $29 million in just the product revenue side, is that right, 28.7 million?

Male:  Yes, that’s right.

Don Slowinski:  Yes and your cost of product revenue is 27.8 million.

Male:  Right, in there are some inefficiencies due to our running our (Worcester) facility that we have now closed down.  The close down costs are not in there, but there are inefficiencies there.

Don Slowinski:  OK, so that’s going to help you.  So at about 3 million, is that a year or a quarter did you say?

Male:  A year.

Don Slowinski:  OK, so 3 million a year could come out of that.

Male:  Over the last — over the last several years we’ve made substantial investments in, you know, in marketing and sales and developing this market and in product developments.  This whole (portable tack) line of products we have has been developed over the last few years.  Going forward, I mean we think our principle need for cash is going — is going to be in working capital to manage the growth rather than in the, you know, spending money in new product development.  We’ll continue to do that, but we see that becoming a smaller portion of our cash needs.

Don Slowinski:  How are you going to enhance your margins though on this business though?  On — on…

Male:  We’re — we’re continually …

Don Slowinski:  Other than shutting down (Worcester), I’m just trying to figure out how you guys are going to squeeze more margin out of the products.

Male:  We’re continuing to redesign that product line in order to reduce the labor cost associated and the material costs associated with it.  So, we’re improving the efficiency of the product line and we’re expanding our sales in order to, you know, minimize our fixed costs associated with that.  So we’re going to — we’re going to grow revenues.  We don’t sell — we don’t sell any products right now at a contribution (large) and loss, we don’t sell one product of that.  They’re all — they’re all sold at a positive contribution margin and some cases very substantial ones.  And we’re working to increase that by improving those products.  We’re developing in the — about to introduce a next generation (portable tack) inverter line right now that’s substantial (in adds) in terms of manufacturability, material cost, performance, and other things.  And, you know, we …

Don Slowinski:  Yes, well everything I’ve read says you have the most efficient inverter out there.  Now you just got to make it efficiently.  That’s what it sounds like.

Male:  Yes, and you’re right on.  I mean, we recognize that …

Don Slowinski:  OK.

Male:  … the first thing to do is establish the position in the marketplace, once we’ve established a position in the marketplace, we’re going to work to make money in that and we’ll recognize that and we’re working hard on that, we’ve made great progress in that.  And as we fulfill that promise, we will report that to you guys ((inaudible)) see us in six months we’ll give you …

Don Slowinski:  Oh, absolutely.  I mean you guys are heading in the right direction and I definitely follow the alternative energy space very closely and you guys are highly regarded.  I just want to see you guys start making money at it, that’s all.

Male:  We — no one wants that more than us.

Don Slowinski:  You’re headed in the right direction so you — good job.

Male:  We have common goals, Don, thank you.

Don Slowinski:  All right, good talking to you.  Good luck gentlemen.

Male:  Thanks for calling in.

Operator:  We appear to have no further questions at this time sir.

Male:  OK, in that case we’ll just sign off here.  We’d like to thank you all for joining us for our year end conference call.  As I said earlier, these are exciting times here at SatCon, we look at — we look ahead, we think to the alternative energy challenge in opportunity will both be rewarding and profitable for all of us and the, you know, we’d like to invite you to discuss it further.  If you want — if any of you want to give us a call during the next quarter or the month, visit us or visit our Web site, please feel free to do that and hope to see you all here in a month — in another quarter.  Thank you all again.

Male:  Thank you …

Operator:  Thank you, this concludes today’s teleconference.  We appreciate your participation and please have a wonderful day.  You may disconnect at any time.

END